Exhibit 99.1

Response Biomedical Corp. Announces
Third Quarter 2012 Financial Results

VANCOUVER, British Columbia – November 14, 2012 - Response Biomedical Corp. (TSX: RBM, OTCBB: RPBIF) today reported financial results for the three and nine months ended September 30, 2012.

“We are encouraged by our financial results for the quarter, which show continued revenue growth and strengthening of our gross margin over the comparative period last year” said Jeff Purvin, Chief Executive Officer. “We now have a new management team in place and we look forward to expanding the global reach of our sales while continuing to support the markets that have brought us this far.”

Financial results for the three months ended September 30, 2012

•	Product sales increased 71% to $2.7 million for the three months ended September 30, 2012 compared to $1.6 million for the three months ended September 30, 2011

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Cardiovascular sales have increased to $2.6 million during the three months ended September 30, 2012, compared to $1.4 million in the comparative period in 2011.  An increase in sales to China and Europe were the primary drivers of this growth.

o	Infectious disease, Bio-defense, and Environmental sales decreased to $85 thousand during the three months ended September 30, 2012, compared to $124 thousand in the comparative period in 2011.

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Gross margin was 27.6% during the three months ended September 30, 2012, compared to a gross margin of 18.4% in 2011.  Gross margin improvements were driven by improvements in product volume, pricing, and mix, along with operating efficiencies.

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Operating expenses increased to $2.3 million during the three months ended September 30, 2012, compared to $2.1 million in 2011.  The increase is primarily due to product development costs related to the recent CE Mark of a new D-dimer Point of Care assay for the European market and increased sales and marketing expenses in both North America and China as a result of additional personnel.

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Net loss for the quarter totaled $2.7 million or $0.41 per basic and diluted share during the three months ended September 30, 2012, compared to a $1.8 million net loss or $0.94 per basic and diluted share in the comparative 2011 period.  The $451 thousand increase in gross margin was offset by a $200 thousand increase in operating expenses, a $220 thousand increase in foreign exchange loss and $855 thousand non-cash loss incurred due to the change in valuation of the Company’s warrant liability for the three months ended September 30, 2012 which did not exist in the third quarter of 2011.  Adjusted net loss for the quarter, net of the warrant liability, was $1.79 million or $0.28 per basic and diluted share compared to a $1.84 million or $0.94 per basic and diluted share adjusted net loss in the same quarter in 2011.

Financial results for the nine months ended September 30, 2012

•	Product sales increased 38.6% to $8.7 million for the nine months ended September 30, 2012, compared to $6.3 million for the nine months ended September 30, 2011.

o
Cardiovascular sales have increased to $8.0 million during the nine months ended September 30, 2012, compared to $5.0 million in the comparative period in 2011.  An increase in sales to China, Japan and Europe were the primary drivers of this growth, offset by a reduction in sales within the U.S.

o
Infectious disease, Bio-defense, and Environmental sales decreased to $0.7 million during the nine months ended September 30, 2012, compared to $1.3 million in the comparative period in 2011 primarily due to a decrease in infectious disease tests purchased by 3M prior to the termination of its collaboration with the Company.

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Gross margin was 36.3% during the nine months ended September 30, 2012, compared to a gross margin of 19.5% in 2011.  Gross margin improvements were driven by improvements in product volume, pricing, and mix, along with operating efficiencies.

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Operating expenses increased to $6.7 million during the nine months ended September 30, 2012, compared to $5.3 million in 2011.  The increase is primarily due to product development and regulatory costs related to the recent CE Mark  of a new D-dimer Point of Care assay for the European market and for cardiac assays in China, increased stock based compensation expenses related to options granted during the current year versus forfeitures in the prior year due to the departure of the former CEO last year, recruiting costs for the new CEO and other members of Senior Management and increased sales and marketing expenses in both North America and China as a result of additional personnel.

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Net loss for the period totaled $6.0 million or $0.93 per basic and diluted share during the nine months ended September 30, 2012, compared to a $4.2 million net loss or $2.13 per basic and diluted share in the comparative 2011 period.  The $1.9 million increase in gross margin was offset by a $1.4 million increase in operating expenses and $1.9 million non-cash loss incurred due to the change in valuation of the Company’s warrant liability for the nine months ended September 30, 2012 which did not exist in 2011.  Adjusted net loss for the period, net of the warrant liability, was $4.1 million or $0.64 per basic and diluted share compared to a $4.2 million or $2.13 per basic and diluted share adjusted net loss in the same nine month period in 2011.

Adjusted net loss and adjusted loss per common share for the three and nine months ended September 30, 2012 and 2011 exclude, for the applicable periods, the unrealized loss on revaluation of the warrant liability in the amount of $854 thousand and $1.9 million, respectively.  Generally Accepted Accounting Principles (GAAP) requires that the Company reassess the fair value of the common stock warrants at each reporting date utilizing a Black-Scholes pricing model. Inputs used in the pricing model include estimates of stock price volatility, contractual term of the warrant, and risk-free interest rate. The computation of expected volatility was based on the historical volatility of the Company’s stock.  A small change in the Company’s share price or any of the estimates used in the Black-Scholes pricing model may have a relatively large effect in the estimated valuation of the common stock warrants and resulting unrealized loss.

This adjustment is presented in the reconciliation below.

For a further discussion of the Company’s financial results for 2012, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and on an “adjusted” (or non-GAAP) basis for the three and nine months ended September 30, 2012 and 2011.  The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors.  These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.  Further, our reconciliation of GAAP to “adjusted” net loss are included on the attached tables to facilitate a reader’s understanding of the impact of this adjustment to our GAAP net loss and are not intended to place any undue prominence on our adjusted net loss.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides reliable laboratory quality results in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Influenza A+B and RSV through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

The Company has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run up to 12 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

FORWARD LOOKING STATEMENT

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp.  Examples of forward-looking statements in this press release include statements regarding the global expansion of our sales and the continued support of our existing markets. These statements are only predictions based on the Company’s current expectations and projections about future events.  Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements.  Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement.  Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Information:

Condensed Consolidated Statements of Loss and Comprehensive Loss
(Unaudited)
(In Canadian dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product sales	$2,678,757	$1,563,841	$8,698,695	$6,277,920
Cost of sales	1,939,929	1,276,065	5,540,465	5,053,453
Gross profit	$738,828	$287,776	$3,158,230	$1,224,467
Gross Margin on Product Sales	27.58%	18.40%	36.31%	19.50%
Contract service fees and revenues from collaborative research arrangements	-	7,534	-	462,762
Operating Expenses	2,271,598	2,071,019	6,713,127	5,328,829
Other Expenses	1,127,250	61,121	2,419,742	515,766
Net loss and comprehensive loss	$(2,660,020)	$(1,836,830)	$(5,974,639)	$(4,157,366)
Loss per common share - basic and diluted	$(0.41)	$(0.94)	$(0.93)	$(2.13)

Reconciliation of GAAP Net Loss to “Adjusted” Net Loss
(Unaudited)
(In Canadian dollars)

Reconciliation of Adjusted net loss to Net loss and comprehensive loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted net loss	$(1,805,545)	$(1,836,830)	$(4,113,936)	$(4,157,366)
Unrealized loss on revaluation of warrant liability	(854,475)	-	(1,860,703)	-
Net loss and comprehensive loss	$(2,660,020)	$(1,836,830)	$(5,974,639)	$(4,157,366)

Reconciliation of Adjusted loss per common share to Loss per common share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted loss per common share - basic and diluted	$(0.28)	$(0.94)	$(0.64)	$(2.13)
Unrealized loss on revaluation of warrant liability	(0.13)	-	(0.29)	-
Loss per common share - basic and diluted	$(0.41)	$(0.94)	$(0.93)	$(2.13)

FOR FURTHER INFORMATION PLEASE CONTACT:

Response Biomedical Corp.
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com